Exhibit 10.12

SECOND Amendment to ASSET PURCHASE AND COLLABORATION AGREEMENT

This Second Amendment (this “Amendment”), dated as of August 14, 2017 and effective as of May 31, 2017 (the “Effective Date”), to the Asset Purchase and Collaboration Agreement, dated as of June 26, 2015 and amended on July 13, 2016 (the “Original Agreement”), by and between Pfizer Research (NC), Inc. (f/k/a Icagen, Inc.), a Delaware corporation (“Pfizer” or the “Seller”), and Icagen Inc. (f/k/a XRpro Sciences, Inc.), a Delaware corporation (“Icagen” or the “Buyer”).

WHEREAS, Pfizer and Icagen desire to amend the Original Agreement in accordance with Section 11.2 thereof to defer a portion of the Earn Out Payments (as defined therein) until March 31, 2019;

NOW, THEREFORE, in consideration of the foregoing, and the mutual covenants contained herein, Buyer and Seller hereby agree as follows:

1.       Amendments to the Original Agreement.

1.1.       The last sentence of the definition of “Liquidity Event” included in Section 1.1 of the Original Agreement is hereby deleted. The definition of “Winding-Up Event” included in Section 1.1 of the Original Agreement is hereby deleted in its entirety.

1.2.       Section 2.6(c) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“(c) In addition to the Upfront Purchase Price and the Research Revenue Milestone, beginning in calendar year 2017, Buyer shall pay to Seller quarterly earn out payments (“Earn Out Payments”, and together with the Upfront Purchase Price, the “Purchase Price”) equal to the greater of (i) 10% of Aggregate Revenue for the relevant quarter or (ii) $250,000.00, up to an aggregate maximum of $10 million in Earn Out Payments (the “Maximum Earn Out Payment”). Subject to Section 2.6(d), Earn Out Payments shall be payable within 60 days following the end of the applicable quarter (the “Earn Out Due Date”).”

1.2       Section 2.6 of the Original Agreement is hereby amended by adding the following clauses 2.6(d), 2.6(e) and 2.6(f):

“(d) With respect to each quarter ending on or before December 31, 2018, the Buyer may elect to defer payment of up to $200,000 of the applicable Earn Out Payment until March 31, 2019 (a “Deferred Payment”). On or before March 31, 2019, the Buyer will pay Seller all Deferred Payments, together with accrued and unpaid interest. Interest will accrue daily on the amount of each Deferred Payment from the applicable Earn Out Due Date until such Deferred Payment is paid in full at a per annum interest rate equal to 12.5%. Interest shall be calculated based upon the actual number of days elapsed over a year of 360 days. Accrued interest on all Deferred Payments shall be paid quarterly in arrears on each Earn Out Due Date. Buyer may at any time prior to March 31, 2019 prepay in full the amount of all Deferred Payments, together with accrued and unpaid interest thereon, without premium or penalty. On March 31, 2019, the Deferred Payments and accrued and unpaid interest thereon will be immediately due and payable without further notice, demand or presentment for payment. To the extent Buyer fails to pay Seller any amounts when due, Buyer will reimburse Seller for all reasonable and actually incurred costs of enforcement and collection.

(e)       Interest on any amount payable to Seller under this Section 2.6 that is not paid when due will bear interest at a default interest rate of 15% per annum, compounded monthly.

(e)       Buyer’s obligation to pay the Deferred Payments and accrued interest thereon to Seller in accordance with this Section 2.6 is absolute and unconditional. Buyer hereby waives any and all right of set-off or similar defenses or counterclaims with respect to the payment of amounts due to Seller under this Section 2.6 that Buyer may now or hereinafter have against the Seller or any other person or entity, including any right to set-off any indemnifiable Loss under Section 9.1 against such amounts.”

1.3       Section 2.8 of the Original Agreement is hereby amended and restated as follows:

“Section 2.8 Acceleration of Earn Out Payments.

(a) If there is a Liquidity Event prior to the time that the Seller has received the Maximum Earn Out Payment, then upon the consummation of such Liquidity Event, Buyer (or its successor) shall pay the Seller an amount in cash equal to the lesser of: (i) 10% of the aggregate consideration payable to Buyer or its shareholders upon such Liquidity Event and (ii) the Earn Out Shortfall. If after giving effect to such payment, Seller has not received the Maximum Earn Out Payment, any successor of the Buyer shall, as a condition to the consummation of such Liquidity Event, unconditionally assume the Buyer’s obligation to make additional Earn Out Payments with respect to such successor’s revenue until Seller has been paid the Maximum Earn Out Payment.

(b)       In the event that there is a Liquidity Event and the consideration paid in such Liquidity Event or the assets available for Distribution to Buyer’s shareholders include any assets or consideration other than cash, then the value of such non-cash consideration or assets shall be the fair market value thereof as reasonably agreed by the Seller and the Board of Directors of the Buyer, in each case, acting in good faith; provided, however, that any securities traded on a national stock exchange or the Nasdaq Stock Market shall be valued at the average closing prices of the securities over the ten trading day period ending three trading days prior to the date such Liquidity Event is consummated. If the Seller and the Board of Directors of the Buyer are unable to reach an agreement, then the fair market value of such non-cash assets or consideration shall be determined by independent appraisal by an investment bank selected by the Buyer’s Board of Directors and reasonably acceptable to the Seller. All costs of such appraisal shall be borne equally by the Seller and the Buyer. For the avoidance of doubt, any consideration or asset that is placed into escrow or is otherwise payable to Buyer or its shareholders subject to contingencies, shall be considered for purposes of the calculation of the amount payable to Seller pursuant to Section 2.8(a) when such consideration is actually paid or released to Buyer or its shareholders.

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(c)       If there is an Insolvency Event prior to the time that Seller has received the Maximum Earn Out Payment, then upon such Insolvency Event, the full amount of any Earn Out Shortfall will be immediately due and payable without further notice, demand or presentment for payment.

For purposes of this Section 2.8:

“Earn Out Shortfall” means the difference, if any, between the Maximum Earn Out Payment and the amount of all Earn Out Payments actually paid to Seller.

“Insolvency Event” means: (i) the Buyer or any of its Affiliates fails to pay when due any obligation of more than $500,000 in favor of any person and such default is not waived by such creditor in writing within thirty (30) days of the occurrence of such default and such default permits the creditor thereto to declare a default or otherwise accelerate amounts due thereunder; (ii) the Buyer suspends, in any material respect, operations of its business; (iii) the institution of any bankruptcy, receivership, insolvency, reorganization or other similar proceedings by or against the Buyer or any of its Affiliates under any bankruptcy, insolvency, or other similar law now or hereinafter in effect, including any section or chapter of the United States Bankruptcy Code, as amended or under any similar laws or statutes of the United States or any state thereof (the “Bankruptcy Code”), where in the case of involuntary proceedings such proceedings have not been dismissed or discharged within sixty (60) days after they are instituted, (iv) the insolvency or making of an assignment for the benefit of creditors or the admittance by the Buyer or any of its Affiliates of any inability to pay debts as they mature, (v) the institution of any reorganization, arrangement or other readjustment of debt plan of Buyer or any of its Affiliates with its creditors generally not involving the Bankruptcy Code such that without such action the Buyer would likely file for bankruptcy protection , (d) appointment of a receiver for all or substantially all of the assets of Buyer or any of its Affiliates, or (e) any corporate action taken by the board of directors of Buyer or any of its Affiliates in furtherance of any of the foregoing actions.”

2.       Miscellaneous.

2.1       Defined Terms. Capitalized terms used in this Amendment that are not otherwise defined herein shall have the meanings such terms are given in the Original Agreement.

2.2       Full Force and Effect. This Amendment shall be effective as of the Effective Date and the Original Agreement will be deemed to have been amended as of such date. The provisions of the Original Agreement, as amended by this Amendment, shall remain in full force and effect. Where the Original Agreement is not expressly amended, the terms of the Original Agreement will remain in force.

2.3       Entire Agreement. The Original Agreement as amended by this Amended constitutes the entire agreement, both written and oral, between the parties with respect to the subject matter hereof, and any and all prior agreements with respect to the subject matter hereof, either written or oral, expressed or implied, are superseded hereby, merged and canceled, and are null and void and of no effect.

2.4       Counterparts. This Amendment may be executed in one or more counterparts, each of which will be an original and all of which together will constitute one instrument.

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IN WITNESS WHEREOF, the parties have executed or caused this Amendment to be executed as of August 14, 2017.

PFIZER RESEARCH (NC), Inc.

By:	/s/ Andrew J. Muratore
Name: Andrew J. Muratore
Title: Vice President and Secretary

ICAGEN, INC.

By:	/s/ Richard Cunningham
Name: Richard Cunningham
Title: President and CEO

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